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                                 EXHIBIT 10(cb)

                                                             AMENDED EXHIBIT A
                                                 (First Amendment-June 5, 1995)
                                           (Second Amendment-November 10, 1999)

                    TERMS AND CONDITIONS OF UNITS AND SHARES
                      AWARDED UNDER THE CLARIDGE LONG-TERM
                            MANAGEMENT INCENTIVE PLAN


        Set forth below are the terms and conditions applicable to Units and Shares awarded under the Claridge Long-Term Management Incentive Plan pursuant to an Award Agreement. Any term used below which is not defined shall have the meaning as defined in the Plan. Any questions regarding interpretation or construction of the following terms and conditions should be directed to the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of The Claridge Hotel and Casino Corporation. Determinations made by the Committee, or at the request of the Compensation Committee by the Non-Interested Members of the Board of Directors of The Claridge Hotel and Casino Corporation, in interpreting, construing or otherwise administering the Plan shall be final and conclusive and binding on all parties.
I.      Treasury Stock Shares:
        (1) Value: Number of shares awarded; shares may or may not have any value.
        (2) Vesting: Same as vesting of Original Equity Units.
        (3) Payment: The Company will not make any Payment with respect to the shares; however, vested shares may be disposed of in any manner desired by a holder.
        (4) Voting and Dividends:
               (a) Participant may vote all awarded shares, whether or not vested.
               (b) Participants are entitled to dividends, if any, only on shares which have vested.
        (5) Legend: Certificates evidencing shares of Treasury Stock awarded under the Plan will bear a legend referring to the restrictions on transfer of shares which have not vested. Upon vesting of all or a portion of a Participant's shares, the Participant may obtain a certificate evidencing such vested shares upon surrender of the legend certificate. PARTICIPANTS ARE ADVISED THAT ANY SALE, TRANSFER, OR OTHER

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DISPOSITION OF VESTED SHARES MUST BE MADE IN COMPLIANCE WITH ALL FEDERAL AND
STATE SECURITIES LAWS.

II. Equity Units, consisting of Original Equity Units, Additional Equity Units and Director Equity Units:

        (1) Value: Each Equity Unit equals its Percentage Share of (a) if the Transaction occurs, the excess of (I) the sum of (w) the excess of (i) the aggregate amount received, in cash, securities or otherwise, by all of the Claridge Entities in connection with the Transaction (but excluding the amount of any liabilities of the Claridge Entities assumed by the acquirer in the Transaction), over (ii) any liabilities of the Claridge Entities immediately following the Transaction, after eliminating any intra-entity liabilities, plus
(x) the aggregate amount, if any, paid by the Company and its subsidiaries to the Partnership (A) as Deferred Rent (as defined below) under the Operating Lease or (B) in excess of amounts which, at the time of payment, were required to be paid to the Partnership pursuant to any agreement, between January 1, 1992 and the date of the Transaction, plus (y) the aggregate amount, if any, paid by the Company and its subsidiaries on the loan made by the Partnership and evidenced by the Note, dated June 16, 1989, plus (z) the aggregate amount of any dividends declared on the Common Stock of the Company and distributions made by the Company to the Distributing Trust under the Restructuring Agreement between January 1, 1992 and the date of the Transaction over (II) the aggregate amount paid to holders of Equity Units pursuant to clause (c) of this paragraph (1) with respect to any such dividend or distribution or with respect to any distribution made by the Partnership to its partners or to such Distributing Trust, or (b) upon a Change in Control (defined below), the Appraised Value, or
(c) if the Company pays a dividend to its shareholders or makes a distribution to the Distributing Trust under the Restructuring Agreement or if the Partnership makes a distribution to its partners or to such Distributing Trust, the amount of any such dividend or distribution; provided, however, that the Committee shall reduce the number of Original Equity Units held by all Participants on a pro rata basis if the Committee, in its sole discretion, determines that the aggregate value of the Original Equity Units and the Treasury Shares exceeds 5.41% of the aggregate equity value of the Claridge Entities.
        (2) Percentage Share: "Percentage Share" shall mean, for Original Equity
Units: 0.0541%; for Additional Equity Units: 0.0559%; and for Director Equity
Units: 0.04%.


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        (3) Appraised Value: "Appraised Value" shall mean, as of the date upon which a Change in Control occurs, the excess of (a) the value of the assets and business owned by the Claridge Entities as shown in an updated appraisal letter from Landauer Associates (or any successor to Landauer Associates) provided upon such Change in Control, over (b) the aggregate liabilities of the Claridge Entities as shown on the most recent financial statements filed by the Claridge Entities with the Securities and Exchange Commission, after eliminating intra-entity liabilities.
        (4) Transaction: The Transaction is a transaction in which substantially all of the assets and business operations of the Claridge Entities are transferred to one or more entities in a merger, sale of assets, or other acquisition-type transaction.

        (5)    Vesting:

               (a) With respect to Original Equity Units:
                       (i) Refinancing of First Mortgage: 25% of the Original Equity Units held by a Participant will vest upon a refinancing of the existing First Mortgage, either with the existing lender group, with another group of lenders or through the issuance, publicly or privately, of debt securities, on terms that represent a material improvement over those of the existing First Mortgage. The principal basis upon which it will be determined that any refinancing constitutes a material improvement will consist of at least the following, provided that material improvement in the following terms is not coupled with significantly more onerous terms in other respects (such as a significantly higher interest rate, the requirement of compensating cash balances, or significant commitment fees): (1) extension of the term of the mortgage from the then maturity to at least a five-year term, (2) mandatory principal payments based on a minimum 10-year amortization schedule, and (3) increase in the amount of available cash flow permitted to be used for capital improvements in each year to at lease $5,000,000. As of January 31, 1994, 25% of the Original Equity Units were vested on this basis.
                       (ii) Acquisition or Elimination of the United Way CPR:
25% of the Original Equity Units held by a Participant shall vest when all rights under the Webb Payment, under the Restructuring Agreement, originally held by Del Webb Corporation and now held by a trustee for the benefit of the United Way of Phoenix, Arizona, are acquired by the Company, any Participating Company or any other person or group of


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persons acting on behalf of the Company or any Participating Company or are eliminated by agreement by the holder of the Webb Payment that such rights are cancelled.
                       (iii) Further Restructuring or Change in Control: The Original Equity Units of a Participant will vest fully upon the occurrence of
(a) a transaction, such as the Transaction, in which the financial and operational structure of the Claridge Entities is simplified by the transfer of substantially all of the assets and operations of the Claridge Entities to a single entity and in which (whether occurring at the time of such transaction or reasonably anticipated to occur some time thereafter) Claimholders in the Claridge receive cash or marketable securities with respect to any claims they may have with respect to the Claridge Entities, or (b) a Change in Control.
               (b) With respect to Additional Equity Units: Additional Equity Units will vest, if at all, only if a Transaction occurs which results in the Claimholders in the Claridge receiving cash or marketable securities having a value equal to at least $5,000,000.
               (c)     With respect to Director Equity Units:
                       (i) Vesting over Time: One-third of the total Director Units held by a Participant will vest on December 31, of each of 1995, 1996, and 1997.
                       (ii) Occurrence of Transaction: One-half of the total Director Equity Units will vest upon the occurrence of a Transaction which results in the Claimholders of the Claridge receiving cash or marketable securities having a value equal to at least $5,000,000.

        (6) Claimholders in the Claridge: For purposes of this Plan, "Claimholders in the Claridge" shall mean persons who are shareholders of the Company or limited partners of the Partnership or who hold Contingent Payment Rights with respect to any of the Claridge Entities.
        (7) Change in Control: A "Change in Control" shall mean that any person or group of persons (other than holders of Equity Units or Treasury Stock Shares) acting in concert either (a) own in excess of 50% of the outstanding shares of the Company, or (b) own in excess of 50% of the shares present and voting at a meeting of shareholders of the Company. For this purpose, persons owning shares of the Company who grant a proxy to vote such shares to any person, other than a person designated by the Board, shall be deemed to be a group


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of persons acting in concert.
        (8) Payment: Payments with respect to the Equity Units shall only be made (a) upon the occurrence of the Transaction, or (b) if (i) any Change in Control of the Company occurs and (ii) within one year after such Change in Control occurs, a holder of the Equity Units who is a Key Employee is no longer employed by the Company or a Participating Company in the same capacity and with at least the same responsibilities and compensation as immediately prior to such Change in Control or a holder of Equity Units who was a Director at the time of such Change in Control is no longer a Director, in which event such holder may elect, by written notice to the Company given within 60 days of such change in employment status or status as a Director, as the case may be, to require the Company and the Participating Companies to make payment with respect to the vested Equity Units of such holder, and such payment shall be made within 60 days after the making of such election, or (c) if the Company pays a dividend to its shareholders or makes a distribution to the Distributing Trust under the Restructuring Agreement or if the Partnership makes a distribution to its partners or to such Distributing Trust, no late than the date of such payment or distribution. Upon the occurrence of a Change in Control, the Company, at its sole expense, shall request an updated appraisal letter from Landauer Associates (or any successor to Landauer Associates). Payments will be made only with respect to Equity Units which have vested at the time of payment. The payment to a holder of Equity Units will be in an amount equal the Value represented by the vested Equity Units of that holder, determined as of the time of such payment. Payments must be made in cash or, if payment is to be made upon the occurrence of the Transaction, payment may be made in such securities or other property as is available to be distributed by the Company or the Participating Companies at that time. Following payment to a holder of Equity Units upon occurrence of the Transaction or a Change in Control, the Equity Units of such holder shall be deemed to have been paid in full.
        (9) Substitution: At its discretion, the Committee may substitute shares of Common Stock of the Company, or of some other entity which has succeeded or is expected to succeed to the assets and business of the Claridge Entities, for Equity Units if the Committee determines that the shares to be issued with respect to each Equity Unit have a value reasonable related to the Value of the Equity Unit. Upon such substitution, the Equity Units shall be null and void.

        (10) Deferred Rent: "Deferred Rent" shall have the same meaning as that term is given in Paragraph 1 of the Amendment to the Operating Lease Agreement and Expansion Operating Lease Agreement, dated June 15, 1989, between The Claridge at Park Place, Incorporated and the Partnership.